UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Duluth Holdings Inc.

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DULUTH HOLDINGS INC.

201 East Front Street

Mount Horeb, Wisconsin 53572

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 21, 2020

To the Shareholders of Duluth Holdings Inc.:

The 2020 Annual Meeting of Shareholders of Duluth Holdings Inc. will be held at the headquarters of Duluth Holdings Inc., 201 East Front Street, Mount Horeb, Wisconsin 53572*, on May 21, 2020 at 8:30 a.m., Central time, for the following purposes:

(1)	To elect seven individuals nominated by the Board of Directors of Duluth Holdings Inc. to serve as directors until the 2021 annual meeting of shareholders;

(2)	To ratify the appointment of Grant Thornton LLP as our independent registered public accountants for fiscal 2020; and

(3)	To transact such other business as may properly come before the meeting.

*

As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the annual meeting may be held solely by means of remote communication or at another date, time or location. If we take that step, we will announce the decision to do so in advance, and details for how to participate will be available at www.envisionreports.com/DLTH.

Shareholders of record at the close of business on March 13, 2020 are entitled to notice of and to vote at the annual meeting and at all adjournments of the annual meeting.

Holders of a majority of the votes entitled to be cast must be present in person or by proxy in order for the annual meeting to be held. As allowed under the Securities and Exchange Commission’s rules, we have elected to furnish our proxy materials over the Internet. Accordingly, we have mailed to our shareholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the attached proxy statement and our annual report to shareholders via the Internet and how to vote online.

Whether or not you expect to attend the annual meeting in person, you are urged to vote by voting electronically via the Internet, by a telephone vote or, as applicable, by completing and mailing the proxy card. Instructions for electronic voting via the Internet and telephonic voting are contained in the Notice, or, as applicable, on the accompanying proxy card. If you attend the meeting and wish to vote your shares personally, you may do so by revoking your proxy at any time prior to the voting thereof. In addition, you may revoke your proxy at any time before it is voted by advising the Secretary of Duluth Holdings Inc. in writing (including by submitting a duly executed proxy bearing a later date or voting via the Internet) or by telephone of such revocation.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 21, 2020: The annual report to shareholders and proxy statement of Duluth Holdings Inc. are available for review at www.envisionreports.com/DLTH. Instructions on how to access and review the materials on the Internet can be found on the Notice and the accompanying proxy card.

David Loretta, Secretary

April 8, 2020

DULUTH HOLDINGS INC.

201 East Front Street

Mount Horeb, Wisconsin 53572

April 8, 2020

PROXY STATEMENT

Unless the context requires otherwise, all references to “Duluth Trading,” the “Company,” “we,” “us” or “our” refer to Duluth Holdings Inc.

The enclosed proxy is solicited by the Board of Directors of Duluth Holdings Inc. for use at the 2020 annual meeting of shareholders to be held at 8:30 a.m., Central time, on May 21, 2020 or at any postponement or adjournment of the annual meeting, for the purposes set forth in this proxy statement and in the accompanying notice of annual meeting of shareholders. The annual meeting will be held at the headquarters of Duluth Trading, 201 East Front Street, Mount Horeb, Wisconsin 53572*.

*

As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the annual meeting may be held solely by means of remote communication or at another date, time or location. If we take that step, we will announce the decision to do so in advance, and details for how to participate will be available at www.envisionreports.com/DLTH.

Under rules adopted by the Securities and Exchange Commission, Duluth Trading is making this proxy statement and other annual meeting materials available on the Internet instead of mailing a printed copy of these materials to each shareholder. Shareholders who received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail will not receive a printed copy of these materials other than as described below. Instead, the Notice contains instructions as to how shareholders may access and review all of the important information contained in the materials on the Internet, including how shareholders may submit proxies by telephone or over the Internet.

If you received the Notice by mail and would prefer to receive a printed copy of Duluth Trading’s proxy materials, please follow the instructions for requesting printed copies included in the Notice.

The expense of this solicitation will be paid by us. No solicitation other than by mail and via the Internet is contemplated, except that our officers or employees may solicit the return of proxies from certain shareholders by telephone.

Only shareholders of record at the close of business on March 13, 2020 are entitled to notice of and to vote the shares of our Class A common stock, no par value, and Class B common stock, no par value, registered in their name at the annual meeting. As of the record date, we had outstanding 3,364,200 shares of Class A common stock and 29,447,466 shares of Class B common stock. The presence, in person or by proxy, of a majority of the votes entitled to be cast will constitute a quorum at the annual meeting. Abstentions, votes that are withheld and broker non-votes, which are proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares, will be treated as present for purposes of determining the quorum. Each share of Class A common stock is entitled to ten votes per share, and each share of Class B common stock is entitled to one vote per share on each matter to be voted upon at the annual meeting. Shares of Class A common stock and Class B common stock vote together as a single class for each of the proposals listed below.

With respect to the proposal to elect the individuals nominated by our Board of Directors to serve as directors until the 2021 annual meeting of shareholders, votes may be cast in favor or withheld for each nominee. Votes that are withheld and broker non-votes will have no effect on the outcome of the election. With respect to the proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accountants for fiscal 2020, abstentions and broker non-votes will not be counted as voting on the proposal.

The Notice is being mailed to shareholders commencing on or about April 8, 2020.

If a proxy is properly submitted to us and not revoked, it will be voted in accordance with the instructions contained in the proxy. Each shareholder may revoke a previously granted proxy at any time before it is exercised by advising the Secretary of the Company in writing (including by submitting a duly executed proxy bearing a later date or voting via the Internet) or by telephone of such revocation. Attendance at the annual meeting will not, in itself, constitute revocation of a proxy. Unless otherwise directed, all proxies will be voted FOR the election of each of the individuals nominated by our Board of Directors to serve as directors until the 2021 annual meeting of shareholders and will be voted FOR the appointment of Grant Thornton LLP as our independent registered public accountants for fiscal 2020.

CORPORATE GOVERNANCE DOCUMENTS

Certain documents relating to corporate governance matters are available in print by writing to Mr. David Loretta, Secretary, Duluth Holdings Inc., 201 East Front Street, Mount Horeb, Wisconsin 53572 and on the Company’s website at ir.duluthtrading.com under the “Corporate Governance—Documents & Charters” tab. These documents include the following:

•	Amended and Restated Articles of Incorporation;

•	Amended and Restated Bylaws;

•	Code of Business Conduct and Ethics;

•	Charter of the Audit Committee;

•	Charter of the Compensation Committee; and

•	Charter of the Nominating and Governance Committee.

Information contained on the Company’s website is not deemed to be a part of this proxy statement.

PROPOSAL ONE: ELECTION OF DIRECTORS

Our Board currently consists of seven directors, and the term of office of each of the directors expires at the 2020 annual meeting.

Our Board of Directors proposes that the nominees described below, all of whom are currently serving as directors, be elected as directors for a new term ending at the 2021 annual meeting of shareholders and until their successors are duly elected, except as otherwise provided in the Wisconsin Business Corporation Law.

The Board of Directors has determined that the majority of the current directors are independent as defined for companies trading on The NASDAQ Stock Market LLC (“NASDAQ”). The independent directors serving on our Board of Directors as of the date of this proxy statement include Mr. E. David Coolidge III, Ms. Francesca M. Edwardson, Mr. Thomas G. Folliard, Mr. David C. Finch, Ms. Brenda I. Morris, and Mr. Scott K. Williams.

In accordance with our amended and restated articles of incorporation and amended and restated bylaws, a nominee will be elected as a director by a plurality of the votes cast in the election of directors. A plurality means that the seven persons receiving the highest number of affirmative FOR votes at the meeting will be elected. Votes that are withheld and broker non-votes will have no impact on the election. In the event that a vacancy remains, the Board of Directors may fill such vacancy at a later date or reduce the size of the Board, subject to the procedures specified in the amended and restated articles of incorporation or amended and restated bylaws. Each of the nominees has indicated a willingness to serve as a director, but if any of the nominees should decline or be unable to act as a director, the persons named in the proxy will vote for the election of another person or persons as the Board of Directors recommends.

The descriptions in this section provide certain biographical information about each of the nominees for election as a director, followed by a statement regarding the specific experience, qualifications, attributes or skills that led to the Board’s conclusion that each director should serve as a director of Duluth Trading.

The Board of Directors unanimously recommends that shareholders vote FOR the election of each of the nominees set forth below to serve as directors until the 2021 annual meeting and your proxy will be so voted unless you specify otherwise.

NOMINEES FOR DIRECTOR

Name and Age of Director	Principal Occupation and Directorships
Stephen L. Schlecht Age: 72	Mr. Schlecht is the founder of our Company and has served as Executive Chairman of the Board since February 2015 and as Chief Executive Officer since August 2019. Mr. Schlecht has served on our Board of Directors since our founding in 1986. Mr. Schlecht previously served as our Chairman of the Board of Directors and Chief Executive Officer from February 2003 to February 2015, as President from February 2003 to February 2012 and as President and Chief Executive Officer of GEMPLER’S, Inc., which he founded in 1986 until February 2003. Mr. Schlecht holds a B.S.B.A. degree and an M.B.A. from Northwestern University. We selected Mr. Schlecht to serve on our Board of Directors because he is the founder of our Company, has over 49 years of experience in the direct marketing and retail industries and has extensive leadership experience and strategic vision.

E. David Coolidge III Age: 77	Mr. Coolidge was appointed to our Board of Directors in September 2015 and had served on our advisory board since 2001. He is the Vice Chairman of William Blair & Company, L.L.C., an investment banking and money management firm. In addition to serving as that firm’s Chief Executive Officer from 1995 to 2004, he has dedicated his over 50-year career to financing and advising high growth companies. He previously served as a director of Kmart Corporation (2003 to 2005) and Pittway Corporation (1992 to 2000). Mr. Coolidge holds a B.A. degree from Williams College and an M.B.A. from Harvard Graduate School of Business. We selected Mr. Coolidge to serve on our Board of Directors given his significant business and leadership experience.

Francesca M. Edwardson Age: 62	Ms. Edwardson was appointed to our Board of Directors in September 2015 and had served on our advisory board since July 2015. She was the Chief Executive Officer of the American Red Cross of Chicago and Northern Illinois, a business unit of the American Red Cross, from 2005 to January 2016. She previously served as Senior Vice President and General Counsel for UAL Corporation, a predecessor company to United Airlines Holdings, Inc. (f/k/a United Continental Holdings, Inc.). She has also been a partner in the law firm of Mayer Brown and the Executive Director of the Illinois Securities Department. Ms. Edwardson has served on the board of directors of J.B. Hunt Transport Services, Inc. since 2011, on the Boards of Trustees for Rush University Medical Center since 2012 and the Lincoln Park Zoo since 2000. Ms. Edwardson holds a B.A. degree in economics and a juris doctor from Loyola University. We selected Ms. Edwardson to serve on our Board of Directors given her extensive experience as an attorney and membership on a public company board, which provides her with the ability to share valuable insights into public company reporting, corporate finance, transactional knowledge and operations.

Name and Age of Director	Principal Occupation and Directorships
David C. Finch Age: 54	Mr. Finch was appointed to our Board of Directors in September 2015 and had served on our advisory board since 2007. Mr. Finch has served as Chief Executive Officer of Daniele International, LLC since September 2019, which is one of the largest manufacturers of Italian cured meats and charcuterie. Mr. Finch has been the President of Finch Grocery Company, LLC, a private firm for capital investments, board memberships and related business activities in the food and consumer products industries, since 2006. Mr. Finch has previously served as the Chief Executive Officer of Rupari Food Services, LLC, a meat products manufacturer, from August 2013 to August 2014 and as Chief Executive Officer of Ryt-Way Industries, LLC, a dry food contract packager in North America, from August 2008 to May 2013. Mr. Finch has served on the Board of Directors of JonnyPops, LLC, a frozen popsicle business, since March 2015 and served as Vice President of American Polocrosse Association from January 2016 to December 2017. He previously served on the Board of Directors of: Salo LLC, a staffing and consulting services company, from February 2018 to October 2019; J&B Group, a food manufacturing and distribution company, from 2008 to 2010; Quality Ingredients Corporation, a spray drying company, from 2002 to 2013; and Foundation for Strategic Sourcing, a non-profit organization that established a forum for consumer packaged goods marketers, external manufacturers and secondary packagers. Mr. Finch holds a B.S. degree in economics from Northwestern University and an M.B.A. from the Kellogg School of Northwestern University. We selected Mr. Finch to serve on our Board of Directors given his significant business and board experience.

Thomas G. Folliard Age: 75	Mr. Folliard was appointed to our Board of Directors in September 2015 and had served on our advisory board since 1996. Mr. Folliard has been the President of Corporate Development Resources, Inc. since 1995. He was previously the former Managing Director and President of Baird Capital Partners, a private equity fund of R.W. Baird & Co. Incorporated. Prior to joining R.W. Baird & Co. Incorporated, Mr. Folliard held the positions of Vice President of Finance, Treasurer and Controller (CFO) of Becor Western Inc. (f/k/a Bucyrus-Erie Company Inc.), a NYSE-listed manufacturer of mining, aerospace and industrial products from 1975 to 1988. He has also been an advisory board member since 2003 and audit committee chairman since 2007 of Charter Manufacturing Company, Inc. Mr. Folliard holds a B.S. degree in economics from the Wharton School of Business of the University of Pennsylvania and an M.B.A. degree from the University of Chicago. Mr. Folliard is also a CPA licensed in the state of Wisconsin. We selected Mr. Folliard to serve on our Board of Directors given his significant business, management and corporate governance experience.

Name and Age of Director	Principal Occupation and Directorships
Brenda I. Morris Age: 54	Ms. Morris was appointed to our Board of Directors in September 2015. Ms. Morris has over 35 years of experience in finance, accounting and operations roles concentrated in consumer products, food & beverage, retail and wholesale sectors. Since 2015, Ms. Morris has been a partner with CSuite Financial Partners, a financial executive services team, advising companies with targeted strategic solutions. From 2016 to 2019, Ms. Morris was the Chief Financial Officer for Apex Parks Group, a private equity held operating company, operating amusement parks and family entertainment centers. Ms. Morris previously served at Hot Topic, Inc., a specialty retailer, as Senior Vice President, Finance from 2015 to October 2016, completing the carve out of the Torrid business from Hot Topic. Ms. Morris previously served as Chief Financial Officer for 5.11 Inc., a tactical gear and apparel wholesaler and retailer, from 2013 to 2015, as Chief Financial Officer for Love Culture, a young women’s fashion retailer, from 2011 to 2013, and as Chief Financial Officer for Icicle Seafoods, Inc., a premium seafood processor and distributor, from 2009 to 2011. Ms. Morris was also Chief Operating Officer and Chief Financial Officer of iFloor.com from 2007 to 2009, Chief Financial Officer at Zumiez Inc. from 2003 to 2007, and Director of Finance and then Vice President/Chief Financial Officer at K2 Corporation from 1999 to 2003. Ms. Morris is also a board member and audit committee chair of Boot Barn Holdings, Inc. and also serves on the board of H & W Franchise Holdings, d/b/a Xponential Fitness, a curator of boutique fitness brands and is their audit committee chair. Ms. Morris also serves on the advisory board of Asarasi, Inc., a privately held tree water company and she has served on the Pacific Lutheran University Board of Regents since 2011. Ms. Morris is a board member for National Association of Corporate Directors, Pacific Southwest Chapter, serving California, Arizona and Nevada. Ms. Morris has served on several non-profit boards in various capacities during her career. Ms. Morris is a CPA (inactive), Certified Management Accountant and Certified Global Management Accountant. Ms. Morris holds a bachelor’s degree in business administration with a concentration in accounting from Pacific Lutheran University and a M.B.A. from Seattle University. We selected Ms. Morris to serve on our Board of Directors because her extensive experience in accounting and executive management provides her with the ability to share valuable insights into financial reporting, corporate finance, transactional knowledge and operations.

Name and Age of Director	Principal Occupation and Directorships
Scott K. Williams Age: 56	Mr. Williams was appointed to our Board of Directors in June 2018. Mr. Williams has served as Chief Executive Officer and a director of Batteries Plus Bulbs since January 2019. Mr. Williams previously served as President of Cabela’s, Inc. from February 2016 until the time it was acquired by Bass Pro Shops in October 2017. Prior to that he held the positions of Chief Commercial Officer from August 2015 to February 2016 and Chief Marketing and E-Commerce Officer at Cabela’s from October 2011 to August 2015. Previously, he was President of Fanatics, Inc., a pure-play growth company in licensed apparel. He had also served as Corporate Vice President for Wal-Mart Stores, Inc. with responsibility as General Manager of the Samsclub.com business unit, as well as overseeing digital marketing and call center operations. Prior to working at Wal-Mart, he was Senior Vice President of the Marketing and Direct Business segment of OfficeMax, Inc. Mr. Williams has served on the board of directors of Bob’s Discount Furniture since July 2018. He has also served as a non-executive director for Mood Media Corporation, an in-store media solutions provider, formerly traded on the Toronto Stock Exchange, from March 2016 to April 2017. Mr. Williams holds a B.S. in Business Administration at The University of Kansas and earned a Masters of Management degree from the Kellogg Graduate School of Management of Northwestern University. We selected Mr. Williams to serve on our Board of Directors given his considerable experience across both online and in-store retailing and his valuable insight on omnichannel strategies, brand marketing and operational excellence that he has gained while working at leading retailers like Cabela’s, Wal-Mart and OfficeMax.

Board of Directors

Each director attended at least 75% of the Board meetings and meetings of committees in fiscal 2019. The Board held five meetings during fiscal 2019. While the Company does not have a policy regarding Board members’ attendance at the annual meeting of shareholders, each director is encouraged to attend our annual meeting of shareholders in person. All but one of our directors attended our 2019 Annual Meeting of the Shareholders in person. As part of its corporate governance guidelines, the Board has established a general retirement age of 77, where no individual will be nominated for election to the Board after his or her 77th birthday. The Board may, at its discretion, waive the age limitation in special circumstances. While Mr. Coolidge will be 77 at the time of Duluth Trading’s 2020 Annual Meeting of Shareholders, the Board determined that, subject to the normal nomination processes, Mr. Coolidge would be eligible to stand for election notwithstanding this age limitation.

Any interested party who wishes to communicate directly with an independent director or with the non-management directors as a group may do so by writing to the Secretary of the Company at 201 East Front Street, Mount Horeb, Wisconsin 53572 or by calling (608) 424-1544. The Secretary will forward a summary of all communications to that independent director or the non-management directors as a group.

Controlled Company

Because Mr. Schlecht controls a majority of our outstanding voting power, we are a “controlled company” under the corporate governance rules of NASDAQ. Therefore, we are not required to have a majority of our Board of Directors be independent, nor are we required to have a compensation committee or an independent nominating function. While our Board of Directors has determined to have both a compensation committee and nominating and governance committee, Mr. Schlecht serves as a member of both committees.

Board Composition

Our amended and restated bylaws provide that the size of our Board of Directors will be determined from time to time by a majority of the then authorized number of directors, but in no case may be less than one director. The Board of Directors currently consists of seven directors, six of whom qualify as independent directors under the rules and regulations of the SEC and the NASDAQ Listing Rules. Independence information relating to the committees of the Board of Directors is provided below.

Independence of our Board of Directors and Board Committees

The rules of NASDAQ generally require that a majority of the members of a listed company’s board of directors be independent. In addition, the listing rules generally require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and governance committees be independent. Although we are a “controlled company” under the corporate governance rules of NASDAQ and, therefore, are not required to comply with certain rules requiring director independence, we have nevertheless opted to have a majority of the members of our Board of Directors be independent.

Accordingly, our Board of Directors has evaluated the independence of its members based upon the rules of the NASDAQ Stock Market and the SEC and the transactions referenced under “Certain Relationships and Related Party Transactions.” Applying these standards, our Board of Directors determined that none of the directors who currently serve, other than Mr. Schlecht, have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of those directors is “independent” as that term is defined under Rule 5605(a)(2) of the NASDAQ Listing Rules. Mr. Schlecht is not considered independent because he is an officer of the Company. Our Board of Directors also determined that each non-employee director who serves as a member of the Audit, Compensation, and Nominating and Governance Committees satisfies the independence standards for such committee established by the SEC and the NASDAQ Listing Rules, as applicable.

Board Leadership Structure

The Board has not adopted a formal policy regarding the separation of the roles of chairman of the board and chief executive officer because the Board believes that it is in our best interests to make that determination from time to time based on the position and direction of our organization and the composition of our Board. As of the date of this proxy statement, Mr. Schlecht serves as both Executive Chairman of the Board and Chief Executive Officer. The Board has evaluated the Company’s leadership structure and determined that the presence of a number of seasoned independent directors, together with a strong leader in the combined role of Executive Chairman of the Board and Chief Executive Officer, serves the best interests of the Company and its shareholders at this time. In making this determination, our Board considered the benefits of having Mr. Schlecht serve as a bridge between management and our Board, ensuring that both groups act with a common purpose. Our Board also considered Mr. Schlecht’s knowledge regarding our operations and the industry in which we compete and his ability to promote communication, to synchronize activities between our Board and our senior management and to provide consistent leadership to both the Board and the Company in coordinating our strategic objectives.

Our Board also recognizes that depending on the circumstances, other leadership models, such as separating the roles of chairman of the board and chief executive officer as we have in the past, may again be appropriate. Accordingly, our Board may periodically review its leadership structure.

Committees of the Board

The Board has standing Audit, Compensation, and Nominating and Governance Committees, each of which is governed in accordance with a written charter. These charters are available on the Company’s website at ir.duluthtrading.com under the “Corporate Governance—Documents & Charters” tab. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors.

Audit Committee

Our Audit Committee is comprised of Mr. Folliard, Mr. Coolidge and Ms. Morris. Mr. Folliard, Mr. Coolidge and Ms. Morris satisfy the heightened audit committee independence requirements under the NASDAQ Listing Rules and Rule 10A-3 of the Exchange Act.

Mr. Folliard serves as chair of our Audit Committee and has been designated as our “audit committee financial expert,” as that term is defined under SEC rules implementing Section 407 of the Sarbanes-Oxley Act, and possesses the requisite financial sophistication, as defined under the applicable rules and regulations of NASDAQ. The Audit Committee operates under a written charter. Under its charter, our Audit Committee is responsible for, among other things:

•	overseeing our accounting and financial reporting processes;

•	selecting, retaining and replacing our independent auditors and evaluating their qualifications, independence and performance;

•	reviewing and approving the scope of the annual audit and audit fees;

•	monitoring the rotation of the partners of our independent auditors on our engagement team as required by law;

•	discussing with management and independent auditors the results of the annual audit and review of quarterly financial statements;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	approving the retention of our independent auditors to perform any proposed permissible non-audit services;

•	overseeing the internal audit functions;

•	reviewing cybersecurity and other information technology risks, controls and procedures, including mitigation strategies and planned responses to data breaches;

•	preparing the Audit Committee report that the SEC requires in our annual proxy statement; and

•	reviewing and evaluating the performance of the Audit Committee, including compliance with its charter.

The Audit Committee held nine meetings during fiscal 2019.

Compensation Committee

The members of the Compensation Committee are Ms. Edwardson, Ms. Morris, Mr. Schlecht, and Mr. Williams. Ms. Edwardson serves as chair of the Compensation Committee. Ms. Edwardson, Ms. Morris, and Mr. Williams are non-employee directors within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act, and are independent directors as defined by the NASDAQ Listing Rules.

Under its charter, our Compensation Committee is responsible for, among other things:

•

determining cash compensation and cash compensation plans, including incentive compensation, amounts and terms of stock option or other equity awards, and terms of any agreements concerning employment, compensation or employment termination matters;

•

reviewing and approving corporate goals and objectives relevant to compensation of our Executive Chairman and Chief Executive Officer and other executive officers and evaluating their performance in light of those goals and objectives;

•

monitoring the application of retirement and other fringe benefit plans for the Executive Chairman, Chief Executive Officer and other executive officers, periodically reviewing succession plans for the Chief Executive Officer and other executive officers and acting on behalf of the Board of Directors with respect to welfare plans and employee retirement;

•	administering the issuance of restricted stock and other awards under our 2015 Equity Incentive Plan and any other equity incentive plans;

•	reviewing succession plans for our key executive officers (excluding the Executive Chairman whose succession plans are reviewed by the Nominating & Governance Committee);

•	establishing, administering and certifying attainment of performance goals as the committee deems appropriate;

•	reviewing and assessing guidelines regarding Vice President-level employee and above and outside director stock ownership, and such employees’ and directors’ compliance with such guidelines;

•	reviewing the compensation of the Board of Directors and its committees, and recommending revisions to the Board of Directors;

•	administering the Company’s Employee Stock Purchase Plan;

•	periodically reporting to the Board of Directors regarding the committee’s activities; and

•	reviewing and evaluating the performance of the Compensation Committee, including compliance with its charter.

The Compensation Committee may delegate authority with respect to any of its functions to officers of the Company, committees comprised of such persons, or a subcommittee of the Committee, including a subcommittee consisting of at least two members, each of whom qualifies as a “non-employee director” within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act.

The Compensation Committee held five meetings during fiscal 2019.

For fiscal 2019, the Compensation Committee approved “executive officer”-related compensation and the Board ratified the compensation related to Mr. Schlecht, as Executive Chairman, and Ms. Pugliese, as Chief Executive Officer. Mr. Schlecht’s compensation did not change in connection with his appointment as Chief Executive Officer after Ms. Pugliese’s resignation effective August 29, 2019. The Compensation Committee has engaged the services of Meridian Compensation Partners, LLC (“Meridian”) to provide advice from time to time on executive officer and non-employee director compensation and matters related to the Company’s compensation practices. The Compensation Committee has evaluated the independence of Meridian pursuant to SEC and NASDAQ rules and no relationships were identified that would impact Meridian’s independence or present a conflict of interest.

Nominating and Governance Committee

The members of the Nominating and Governance Committee are Messrs. Finch, Coolidge and Schlecht. Mr. Finch serves as the chair of the Nominating and Governance Committee. Mr. Coolidge and Mr. Finch are both independent directors as defined by the NASDAQ Listing Rules. Under its charter, our Nominating and Governance Committee is responsible for, among other things:

•	providing recommendations to the Board of Directors to enhance the Board’s effectiveness;

•	developing and recommending to the Board of Directors corporate governance policies, reevaluating such policies and recommending to the Board any revisions;

•	assessing the Board of Director’s needs and identifying suitable candidates for consideration as nominees to the Board;

•	reviewing the qualifications of all candidates proposed for Board membership, including candidates nominated by shareholders in accordance with our bylaws;

•	recommending annually to the Board of Directors the nominees to stand for election at the annual meeting and recommending nominees to fill vacancies on the Board as necessary and appropriate;

•	developing and reviewing succession plans for the directors, including succession plans for the Executive Chairman;

•	coordinating the annual self-evaluation of the performance of the Board of Directors and each of its committees;

•	recommending the creation of committees of the Board of Directors and recommending directors to be selected for membership on committees of the Board;

•	evaluating and recommending to the Board of Directors appropriate levels and terms of the Company’s insurance for officers and directors;

•	periodically reporting to the Board of Directors regarding the committee’s activities; and

•	reviewing and evaluating the performance of the Nominating and Governance Committee, including compliance with its charter.

When reviewing the qualification of proposed Board nominees, including candidates nominated by shareholders in accordance with our bylaws, the Nominating and Governance Committee considers whether each candidate would qualify as independent under the applicable NASDAQ Listing Rules, and where appropriate, his or her financial expertise, and any other qualifications the Nominating and Governance Committee deems relevant.

The Nominating and Governance Committee held four meetings during fiscal 2019.

Board Oversight of Risk

The Board of Directors is actively involved in oversight of risks that could affect us. This oversight is conducted in part through committees of the Board of Directors, but the full Board of Directors has retained responsibility for general oversight of risks. The Board of Directors intends to satisfy this responsibility through full reports by each committee regarding its considerations and actions, regular reports directly from officers responsible for oversight of particular risks within the Company as well as through internal and external audits.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Mr. Schlecht served as a member of the compensation committee and as Chief Executive Officer of the Company during fiscal 2019.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions, since January 29, 2018, to which we have been a party or will be a party, in which the amount involved exceeded or will exceed $120,000, and in which any of our executive officers or directors, or an affiliate or immediate family member thereof, or 5% shareholder of any class of our common stock, had or will have a direct or indirect material interest, other than compensation, termination and change of control arrangements, which are described below under “Executive Compensation—Employment Agreements” and “Director Compensation.”

Leasing Arrangements

We leased 23,794 square feet for our Innovation Center located at 100 First Street, Mt. Horeb, Wisconsin, from Schlecht Retail Ventures LLC, the sole members of which are Stephen L. Schlecht and his wife, Marianne M. Schlecht, during fiscal 2018. The lease provided for a base monthly lease payment of $21,083. Effective December 31, 2018, we terminated this lease.

Effective April 2, 2019, we entered into a new lease with Schlecht Retail Ventures LLC for our photo studio located at 119 S. 2nd Street, Mt. Horeb, Wisconsin. The lease provides for a base monthly rent of $4,083, with a 2% increase each year. The initial term of the lease is for five years and began on June 1, 2019. We have the option to extend the term for up to two additional periods of five years.

We leased 9,984 square feet of office and retail space located at 108 North Franklin Street, Port Washington, Wisconsin from Schlecht Port Washington LLC, the sole members of which were Mr. and Mrs. Schlecht, until October 2019 when the property was sold to an unaffiliated third party. The lease provided that our monthly base rent was $10,608 starting on January 1, 2014 and increased annually according to the schedule provided in the lease. The terms of our lease were obtained from an unaffiliated third party and there were no material changes to the lease and, as such, the increases in rent were in accordance with the terms of the original lease entered into with the original lessor, an unaffiliated third party.

We leased a 7,710 square foot building and the surrounding land for our flagship store located at 100 West Main Street, Mt. Horeb, Wisconsin (the “Flagship Lease”), from Schlecht Retail Ventures LLC, the sole members of which are Mr. and Mrs. Schlecht. The Flagship Lease began February 14, 2010 and was scheduled to expire on February 28, 2025. Effective January 27, 2017, we terminated our Flagship Lease and entered into a new lease for the same 7,710 square foot building, along with the surrounding land located at 100 West Main Street, Mt. Horeb, Wisconsin and a 5,416 square foot building, which is primarily used for office space at 102 West Main Street, Mt. Horeb, Wisconsin (the “Flagship and Office Lease”). The Flagship and Office Lease began on February 1, 2017 and expires on January 31, 2027, with multiple options to renew thereafter. The Flagship and Office Lease provides for initial monthly rent payments of $12,000 in years one through three, rent payments of $12,600 in years four through seven, and monthly rent payments of $13,104 in years eight through ten.

The aggregate amount of all periodic payments due under the leases described above after our fiscal year ended February 2, 2020 are as follows:

	Total	Less Than 1 Year	1-2 Years	3-5 Years	More than 5 Years
119 S. 2nd Street, Mt. Horeb, WI	$222,331	$49,653	$102,306	$70,372	—
Retail and Office space, 100 and 102 West Main Street, Mt. Horeb, WI	1,076,550	151,200	302,400	465,700	157,250

Total	$1,298,881	$200,853	$404,706	$536,072	$157,250

Other Transactions

Richard W. Schlecht, the son of Stephen L. Schlecht, received compensation of approximately $336,000 in fiscal 2019 in his capacity as Vice President of Product Development and approximately $572,621 in year-to-date fiscal 2020, which includes a grant of shares of Class B restricted stock effective February 3, 2020, in connection with his promotion to Senior Vice President, Product Development, Visual Merchandising and Creative. He received compensation of approximately $295,000 in fiscal 2018 in his capacity as Vice President of Product Development.

Since the beginning of our last fiscal year, there have been no other transactions and there are no currently proposed transactions in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any of our executive officers or directors had or will have a direct or indirect material interest.

Policies and Procedures for Related-Party Transactions

Our Board of Directors adopted a written related party transaction policy regarding transactions with related persons. This policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) promptly disclose to our Chief Financial Officer any “related party transaction” (defined as any transaction that we anticipate would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant, the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The Chief Financial Officer will then promptly communicate that information to our Audit Committee. No related party transaction will be executed without the approval or ratification of our Audit Committee or our Board of Directors. It is our policy that directors interested in a related party transaction will recuse themselves from any vote on a related party transaction in which they have an interest. The policy also contains standing authorizations for certain transactions previously disclosed in the Company’s filings with the SEC.

EXECUTIVE COMPENSATION

Overview

This section provides compensation information about the following individuals:

•	Stephen L. Schlecht, our Executive Chairman and Chief Executive Officer

•	Allen L. Dittrich, our Senior Vice President and Chief Merchandising and Marketing Officer (1)

•	David Loretta, our Senior Vice President and Chief Financial Officer

•	Stephanie L. Pugliese, our former President and Chief Executive Officer (2)

(1)	Prior to October 2019, Mr. Dittrich served as our Senior Vice President and Chief Operating Officer.
(2)	Ms. Pugliese resigned effective August 29, 2019.

In the discussion below, we refer to this group of executives as the “named executive officers” or “NEOs,” which includes the “executive officers” for whom disclosure is required under the applicable rules of the SEC. The remainder of this section provides a general summary of our compensation policies and practices and discusses the aggregate compensation we paid to our named executive officers in fiscal 2018 and fiscal 2019. Pursuant to the JOBS Act, as an emerging growth company, we are not required to provide a “Compensation Discussion and Analysis” as required under Item 402 of Regulation S-K.

Summary Compensation Table

The following table sets forth information regarding compensation awarded to or earned by our named executive officers for service during the last two completed fiscal years:

Name and Principal Positions	Years	Salary ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Stephen L. Schlecht	2019	316,211	—	—	—	316,211
Executive Chairman and Chief Executive Officer	2018	321,923	—	—	—	321,923

David Loretta	2019	340,538	285,005	—	—	625,543
SVP and Chief Financial Officer	2018	334,385	225,009	—	—	559,394

Allen L. Dittrich	2019	350,000	200,010	—	—	550,010
SVP and Chief Merchandising and Marketing Officer	2018	362,424	200,002	—	—	562,426

Stephanie L. Pugliese	2019	450,795	975,005	—	—	1,425,800
Former President and Chief Executive Officer	2018	647,269	650,001	—	—	1,297,270

(1)

The amounts in this column represent the aggregate grant date fair values of restricted stock awards granted in fiscal 2019 and fiscal 2018, computed in accordance with FASB ASC Topic 718 for the applicable fiscal year. The assumptions used to determine these values are described in Note 2 to our Consolidated Financial Statements in our annual report on Form 10-K for the fiscal years ended February 2, 2020 and February 3, 2019. Pursuant to the applicable rules of the SEC, amounts shown exclude the impact of the estimated forfeitures related to service-based vesting conditions.

(2)	Amounts reflect cash bonus award paid to each named executive officer in fiscal 2020 and fiscal 2019 under the Company’s Annual Incentive Plan for performance in fiscal 2019 and fiscal 2018.
(3)

The NEOs participate in certain group life, health, disability insurance and medical reimbursement plans not disclosed in the Summary Compensation Table, that are generally available to salaried employees and do not discriminate in scope, terms, and operation.

Employment Agreements

We entered into employment agreements with Messrs. Schlecht and Dittrich on August 5, 2015 (the “Effective Date”), each of which has similar provisions. Mr. Schlecht serves as Executive Chairman and Chief Executive Officer, and Mr. Dittrich serves as Senior Vice President and Chief Merchandising and Marketing Officer. Under the employment agreements, we agreed to pay a base salary with an annual opportunity to increase. Messrs. Schlecht and Dittrich are also eligible for participation in the Company’s annual incentive bonus plans and grants of equity compensation offered by the Company to its senior executives from time to time. Mr. Schlecht will serve on our Board of Directors for the duration of his time as Executive Chairman.

Messrs. Schlecht and Dittrich and/or their family are entitled to participate in all applicable qualified and nonqualified retirement plans, and all applicable welfare benefit plans to the same extent as our other senior executives. Each of Mr. Schlecht and Mr. Dittrich is also entitled to 208 hours of “paid time off” (i.e., sick days, personal days and vacation days) per calendar year (pro-rated for partial years). Messrs. Schlecht and Dittrich will also be reimbursed for reasonable out-of-pocket expenses incurred in the course of performing their duties for the Company in accordance with the Company’s reimbursement policies for senior executives as in effect from time to time.

Each of Mr. Schlecht’s and Mr. Dittrich’s employment will be terminated under the following circumstances: (i) immediately upon his death or determination of “disability;” (ii) immediately for “cause” subject to the Company giving him written notice stating the basis of such termination; (iii) upon his voluntary termination other than with “good reason,” with 90 days prior notice, or at such other earlier time as may be mutually agreed by the Company and such person; (iv) immediately by the Company without “cause” upon the Company providing notice to him; and (v) his termination for “good reason” at which time his employment and all the Company’s obligations under the agreement will terminate except as specifically provided.

If Mr. Schlecht or Mr. Dittrich is terminated due to death or “disability,” he will have the right to receive: (a) any unpaid base salary with respect to the period prior to the effective date of termination, (b) payment of any accrued but unused paid time off, (c) all vested benefits to which he is entitled under applicable benefit plans, (d) reimbursement of expenses in accordance with the Company’s reimbursement policies (clauses (a)-(d) collectively, the “Accrued Obligations”), and (e) provided that he, or a representative of his estate, executes and delivers to us an irrevocable release of all employment-related claims against the Company, a pro-rated annual incentive bonus payment (based on the number of days worked in that fiscal year) for the fiscal year in which termination occurs based on actual performance-based bonus attainments for such fiscal year, payable in a lump sum. If Mr. Schlecht or Mr. Dittrich is terminated for “cause” or voluntarily terminates his employment other than with “good reason,” he will have no further rights against us, except for the right to receive the Accrued Obligations. If his employment is terminated without “cause” or he resigns with “good reason,” then Mr. Schlecht or Mr. Dittrich will have the right to receive the Accrued Obligations and “severance payments,” but only for so long as he complies with certain confidentiality, non-competition and non-solicitation restrictions for a specified period of time after employment. “Severance payments” means twelve months of base salary continuation for Mr. Schlecht and nine months of base salary continuation for Mr. Dittrich. To the extent it does not result in a tax or penalty on the Company, “severance payments” also means reimbursement for the portion of the premiums paid by each of Mr. Schlecht or Mr. Dittrich to obtain COBRA continuation health coverage that equals the Company’s subsidy for health coverage for active employees (including family coverage, if applicable) for twelve months for Mr. Schlecht and nine months for Mr. Dittrich, following the termination of such person’s employment. Additionally, Mr. Schlecht’s or Mr. Dittrich’s annual incentive bonus and the treatment of his equity awards will be governed by the terms of the applicable plans or grant agreements.

Under the employment agreements, we may compute whether there would be any “excess parachute payments” payable to Mr. Schlecht or Mr. Dittrich within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), payable to the him under his employment agreement or any other plan, agreement or otherwise. If there would be any excess parachute payments, we, based on the advice of our legal or tax counsel, will compute the net after-tax proceeds related to such parachute payments, taking into account the excise tax imposed by Section 4999 of the Code, as if (i) such parachute payments were reduced, but not below zero, such that the total parachute payments payable to the Mr. Schlecht or Mr. Dittrich would not exceed three times the “base amount” as defined in Section 280G of the Code, less one dollar; or (ii) the full amount of such parachute payments were not reduced. If reducing the amount of such parachute payments otherwise payable would result in a greater after-tax amount to Mr. Schlecht or Mr. Dittrich, such reduced amount will be paid to him and the remainder will be forfeited. If not reducing such parachute payments otherwise payable would result in a greater after-tax amount to him, then such parachute payments will not be reduced.

The employment agreements include certain confidentiality, non-competition and non-solicitation restrictions during the terms of employment and for a specified period of time thereafter.

Loretta Offer Letter

Mr. Loretta is not party to an employment agreement with us but received compensation in fiscal 2017 in accordance with his offer letter with the Company dated July 24, 2017, which described his base salary, eligibility to participate in the fiscal 2017 bonus plan, an equity award and eligibility to participate in the Company’s healthcare and other benefit plans.

Pugliese Employment Agreement and Resignation

We entered into an employment agreement with Ms. Pugliese on terms substantially similar to those in Mr. Schlecht’s and Mr. Dittrich’s respective employment agreements.

On August 28, 2019, Ms. Pugliese resigned as the President and Chief Executive Officer and as a member of the Board effective as of August 29, 2019. In connection with her resignation, the Company paid Ms. Pugliese her Accrued Obligations (as defined above), and she forfeited her unvested restricted stock.

Bonus Payouts

For 2018, and under our Annual Incentive Plan, the target awards for Mr. Schlecht and Ms. Pugliese were 100% of their base salaries, and the target awards for Messrs. Dittrich and Loretta were 50% of their base salaries. The performance metrics for 2018 were earnings before taxes and bonus (“EBT&B”) and net sales. The EBT&B threshold outcome for fiscal 2018 was not achieved. Accordingly, we did not pay an annual incentive payout to our NEOs in fiscal 2018.

For 2019, and under our Annual Incentive Plan, the target awards for Mr. Schlecht and Ms. Pugliese were 100% of their base salaries, and the target awards for Messrs. Dittrich and Loretta were 50% of their base salaries. The performance metrics for 2019 were also EBT&B and net sales. The EBT&B threshold outcome for fiscal 2019 was not achieved. Accordingly, we did not pay an annual incentive payout to our NEOs in fiscal 2019.

Annual Incentive Plan

We adopted the Annual Incentive Plan of Duluth Holdings Inc., which became effective February 1, 2016 and was approved by our shareholders in advance of our IPO. The Compensation Committee approved amendments to the Annual Incentive Plan on February 21, 2018 in order to reflect the Tax and Jobs Act of 2017’s repeal of the performance-based compensation exception under Section 162(m) of the Internal Revenue Code of 1986, as amended. The following is a description of the material features and provisions of our Annual Incentive Plan.

Objectives. Our Annual Incentive Plan permits us to establish a correlation between compensation and the financial performance of our Company by providing annual cash compensation to participants based on the achievement of specified performance goals.

Administration and Eligibility. The Annual Incentive Plan is administered by our Compensation Committee. The Compensation Committee has full power and authority to select the participants to whom awards will be granted and to determine the specific terms and conditions of each award, subject to the provisions of the Annual Incentive Plan. Participation in the Annual Incentive Plan is limited to our executive officers.

Awards. The Annual Incentive Plan provides for the grant of incentive awards, which entitle the participant to receive a cash award upon the attainment of specified performance goals for a given fiscal year. The Compensation Committee may specify one or more performance goals applicable to a participant for a given fiscal year. The Compensation Committee will establish a threshold, target, and maximum level of achievement for the specified performance goal(s) applicable to a participant’s incentive award that will yield a corresponding threshold, target, or maximum award opportunity payable in cash. Unless otherwise determined by the Compensation Committee at the time the award opportunities are established, achievement of a performance goal between the various levels of achievement for the specified performance goal(s) will result in a payout that is linearly interpolated between the threshold and target opportunities and between the target and maximum opportunities.

The performance goals will be any one or more of the following performance criteria (the “Performance Goals”), either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation Committee in the award: net income; revenue; earnings per share; return on investment; return on invested capital; return on equity; return on assets or net assets; shareholder returns (either including or excluding dividends) over a specified period of time; financial return ratios; cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment); amount of expense; economic profit; gross profit; gross profit margin percentage; operating profit; operating profit margin percentage; amount of indebtedness; debt ratios; earnings before bonus, interest, taxes, depreciation or amortization (or any combination thereof); share value; return on capital employed; return on average capital employed; strategic business criteria, consisting of one or more objectives based on achieving specified revenue, market penetration, or geographic business expansion goals, or cost targets, or goals relating to acquisitions or divestitures, or any combination of the foregoing; customer satisfaction; productivity ratios; new product invention or innovation; attainment of research and development milestones; or such other subjective or objective performance measures, including individual goals deemed appropriate by the Committee.

The Compensation Committee may specify any reasonable definition of the above criteria at the time it sets the goals for an award.

Even if the Performance Goals applicable to a participant have been met, (i) no Incentive Award to such participant with respect to a performance year shall exceed $5,000,000, and (ii) the Compensation Committee expressly reserves, in its discretion, the right to adjust any Incentive Award otherwise determined under the Plan to reflect any extraordinary items or such other factors as it may deem relevant if it determines it is in the best interests of the Company to do so.

Participants. Except as otherwise set forth in a written agreement between us and a participant or as determined by the Compensation Committee, a participant shall receive no incentive award for a year if the participant’s employment with the company terminates prior to the last day of the fiscal year for which an award is applicable for any reason. A participant shall not forfeit an incentive award if the participant’s employment terminates after the end of the applicable fiscal year, but prior to the distribution of the incentive award for such year.

Outstanding Equity Awards at Fiscal Year End 2019 Table

The following table sets forth information regarding outstanding equity awards held by each of our named executive officers as of February 2, 2020:

	Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested(1) ($)
Stephen L. Schlecht	—		—
Allen L. Dittrich	8,224 4,257	(2) (3)	69,493 35,972
	11,300	(4)	95,485
David Loretta	9,252 15,433	(2) (5)	78,179 130,409
	16,102	(4)	136,062
Stephanie L. Pugliese	0	(6)	0

(1)	Value based on the closing price of $8.45 on January 31, 2020.
(2)	Restricted stock scheduled to vest in three equal installments. The first installment vested on March 8, 2020, and the remaining installments are scheduled to vest on March 8, 2021 and March 8, 2022.
(3)	Restricted stock vested on March 6, 2020.
(4)

Restricted stock scheduled to vest in four equal installments. The first installment vested on April 8, 2020, and the remaining installments are scheduled to vest on April 8, 2021, April 8, 2022, and April 8, 2023.

(5)	Restricted stock scheduled to vest on July 24, 2020.
(6)	Ms. Pugliese’s unvested restricted stock was forfeited upon her resignation effective August 29, 2019.

Outstanding Restricted Stock

2017 Restricted Stock Grants. Under our 2015 Equity Incentive Plan, and effective March 6, 2017, we granted 8,513 shares of Class B restricted stock to Mr. Dittrich, which vested as to 4,256 shares on March 6, 2019 and as to 4,257 shares on March 6, 2020. Further, also under our 2015 Equity Incentive Plan, and effective July 24, 2017, we granted 15,433 shares of Class B restricted stock to Mr. Loretta, which will vest on the third anniversary of the date of grant. Each grant is otherwise subject to the terms of each restricted stock agreement. In connection with Mr. Loretta’s restricted stock grant, Mr. Loretta executed a restrictive covenant agreement, under which he agreed to abide by certain confidentiality, non-competition and non-solicitation restrictions during the term of his employment and for a specified period of time thereafter.

2018 Restricted Stock Grants. Under our 2015 Equity Incentive Plan, effective March 8, 2018, we granted 10,965 shares of Class B restricted stock to Mr. Dittrich and 12,336 to Mr. Loretta, which both vest in four equal annual installments commencing on the first anniversary of the date of grant. Accordingly, 2,741 and 2,741 shares of Class B restricted stock granted to Mr. Dittrich, and 3,084 and 3,084 shares of Class B restricted stock granted to Mr. Loretta, vested on March 8, 2019 and March 8, 2020, respectively.

2019 Restricted Stock Grants. Under our 2015 Equity Incentive Plan, effective April 8, 2019, we granted 11,300 shares of Class B restricted stock to Mr. Dittrich and 16,102 to Mr. Loretta, which both vest in four equal annual installments commencing on the first anniversary of the date of grant. Accordingly, 2,825 shares of Class B restricted stock granted to Mr. Dittrich, and 4,025 shares of Class B restricted stock granted to Mr. Loretta, vested on April 8, 2020.

2015 Equity Incentive Plan

We adopted the 2015 Equity Incentive Plan of Duluth Holdings Inc., which was effective following approval by our Board of Directors and shareholders upon consummation of our IPO. The following is a description of the material features and provisions of our 2015 Equity Incentive Plan.

Objectives. Our 2015 Equity Incentive Plan permits us to provide compensation alternatives such as stock options, shares, restricted stock awards, restricted stock unit awards, deferred stock awards and performance share awards, using or based on our Class B common stock.

Administration and Eligibility. The 2015 Equity Incentive Plan is administered by our Compensation Committee. The Compensation Committee has full power and authority to select the participants to whom awards will be granted, to make any combination of awards to participants and to determine the specific terms and conditions of each award, subject to the provisions of the 2015 Equity Incentive Plan.

Authorized Shares. As of February 3, 2020, there were 3,236,232 shares of Class B common stock authorized for issuance under the 2015 Equity Incentive Plan and may be treasury stock or authorized but unissued stock. No individual participant will be eligible to receive grants of options for more than an aggregate of 807,315 shares of Class B common stock during any fiscal year; the aggregate number of shares of restricted stock that are subject to vesting based on Performance Goals (as that term is defined under the heading “Annual Incentive Plan”) plus the number of restricted stock units that are subject to vesting based on Performance Goals granted to any one participant during the fiscal year shall be limited to 807,315; and the maximum amount of performance share units granted to any one employee of the Company during any fiscal year will be limited to 807,315. For purposes of this limitation, the maximum number of performance share units granted will be determined based on a maximum number of shares of Class B common stock issuable under an award of performance share units, rather than the target number of shares of Class B common stock issuable thereunder.

Performance Goals. The 2015 Equity Incentive Plan allows awards to be granted based on the achievement of Performance Goals. The Performance Goals under the 2015 Equity Incentive Plan are the same as those described under the heading “Annual Incentive Plan.” To the extent an award is subject to the achievement of a Performance Goal, the Compensation Committee shall identify the specific Performance Goal applicable to such award and it shall follow any procedures to certify that the Performance Goal(s) applicable to such award are met before the award is earned.

Awards. The 2015 Equity Incentive Plan allows awards of options, shares, restricted stock, restricted stock units, deferred stock and performance share units.

Stock options awarded under the 2015 Equity Incentive Plan may not have an exercise price that is less than the fair market value of the Class B common stock on the date of the option grant. The term of each option granted under the 2015 Equity Incentive Plan will not exceed ten years from the date of grant. The Compensation Committee will determine at what time or times each option may be exercised (provided that in no event may it exceed ten years from the date of grant) and, subject to the provisions of the 2015 Equity Incentive Plan, the period of time, if any, after a participant’s death, disability or termination of employment during which options may be exercised.

Restricted stock awards are shares of our Class B common stock that vest in accordance with terms and conditions established by the Compensation Committee. The Compensation Committee may impose whatever vesting conditions it determines to be appropriate. Restricted stock that does not vest is subject to forfeiture. Restricted stock unit awards are units entitling the recipient to receive shares of stock upon the lapse of vesting conditions, and subject to such restrictions and other conditions, as the Compensation Committee shall determine.

Deferred stock is a right entitling the recipient to receive shares of stock paid out on a deferred basis, and subject to such restrictions and conditions, as the Compensation Committee shall determine.

Performance share units entitle the recipient to receive shares of stock upon the attainment of specified performance goals, and subject to such restrictions and conditions, as the Compensation Committee shall determine.

Persons holding unexercised options, restricted stock units, deferred stock or performance share units have no rights as shareholders with respect to such options, restricted stock units, deferred stock or performance share units. Except as otherwise provided by the Compensation Committee, no dividends, distributions or dividend equivalents will be made with respect to options, restricted stock units, deferred stock or performance share units.

The Compensation Committee determines the number of shares subject to awards granted to a participant under the 2015 Equity Incentive Plan.

Participants. If the employment of a participant terminates, or service to us by any non-employee participant terminates, other than due to the participants’ death or disability or certain terminations following a change of control, all unvested awards held by such participant (except as otherwise provided in the related award agreement) will immediately terminate. Vested option awards, to the extent unexercised, will terminate 90 days after a participant’s termination of employment or service and will be exercisable during the 90-day period, unless the award agreement provides otherwise.

If the employment of a participant terminates, or service to us by any non-employee participant terminates, due to death or following a participant’s disability, all unvested awards then held by the participant (except as otherwise provided in the related award agreement) will become vested, and all option awards to the extent vested but unexercised will terminate one year after such termination of employment or service and will be exercisable during the one-year period, unless the award agreement provides otherwise.

Notwithstanding the foregoing, if a participant’s termination of employment or service is a termination for cause, as defined in the plan, to the extent any award is not effectively exercised or has not vested prior to such termination, it will lapse or be forfeited immediately upon such termination. In all events, an award will not be exercisable after the end of its term as set forth in the related award agreement.

Plan Amendment or Termination. Our Board of Directors may, at any time, amend or terminate the plan. However, no amendment or termination may, in the absence of written consent to the change by the affected plan participant, adversely affect the rights of the participant or beneficiary under any award granted under the plan prior to the date such amendment is adopted. In addition, no amendment may increase the number of shares of our Class B common stock that may be delivered pursuant to awards under the plan without the approval of our shareholders, except for certain adjustments as set forth in the plan.

Combinations. In the event of any change in our outstanding Class B common stock by reason of a stock split, stock dividend, combination of shares, recapitalization, merger, consolidation or similar event, the Compensation Committee shall adjust proportionally the number of Class B common stock shares reserved for future issuance under the plan, the number of shares subject to outstanding awards, and the exercise price applicable to each option. In the event of a merger, consolidation, or reorganization with another corporation where we are not the surviving corporation, or a transaction in which we cease to be publicly traded, the Compensation Committee shall, subject to the approval of our board or the board of any corporation assuming our obligations, either substitute the award with a similar award from the surviving corporation or cancel the award and pay its value to the participant.

Change in Control. If, within twelve months following the date on which we experience a change in control, a participant’s employment terminates without cause, including a voluntary termination of employment for good reason, all unvested awards then held by the participant will become vested, except as otherwise determined by the Compensation Committee or when an award is subject to a performance goal. When an award is subject to achievement of a performance goal, the achievement of the performance goal will be deemed satisfied at target performance level upon a change in control and the award will continue to vest based upon the time-based service vesting criteria, if any, contained in the award, except as may otherwise be determined by the Compensation Committee. Furthermore, for awards subject to a performance goal, if, within twelve months following the date on which we experience a change in control, a participant’s employment is terminated without cause, including a voluntary termination of employment for good reason, then any time-based service vesting criteria will be deemed satisfied upon the termination, except as otherwise determined by the Compensation Committee.

DIRECTOR COMPENSATION

Under our director compensation policy, our non-employee directors receive a $40,000 annual cash retainer. For service on the Audit Committee, a non-employee director receives an additional $7,800 annual cash retainer. For service on the Compensation Committee and Nominating and Governance Committee, a non-employee director receives an additional $5,000 annual cash retainer. In lieu of the annual cash retainer for committee participation, each non-employee director serving as a chair of a board committee receives the following annual cash retainer: $15,000 for Audit Committee chair; $10,000 for Compensation Committee chair; and $7,500 for Nominating and Governance Committee chair. Each non-employee director will also receive an annual restricted stock grant of $57,000 of Class B common stock under the 2015 Equity Incentive Plan based on the fair market value of the Class B common stock on the date of grant, which will vest on the first anniversary of the date of grant. Grants are expected to be made in May of each year. Prorated grants will be made for partial years of service. All of our directors were reimbursed for reasonable travel and other expenses incurred in connection with attending board and committee meetings.

The following table sets forth information concerning compensation paid to our non-employee directors during the year ended February 2, 2020, for their service on our board. Directors who are also our employees received no additional compensation for their service as directors and are not included in the table below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Total ($)
E. David Coolidge III	52,800	57,000	(1)	109,800
Francesca M. Edwardson	50,000	57,000	(1)	107,000
David C. Finch	47,500	57,000	(1)	104,500
Thomas G. Folliard	55,000	57,000	(1)	112,000
Brenda I. Morris	52,800	57,000	(1)	109,800
Scott K. Williams	41,250	57,000	(1)	98,250

(1)

Amount represents the aggregate grant date fair value of restricted stock awards granted in fiscal 2019, computed in accordance with FASB ASC Topic 718 and based on the closing price of $15.60 on the date of grant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of our Class A and Class B common stock as of the record date (except as otherwise noted) for:

•	each shareholder known by us to be the beneficial owner of more than 5% of our capital stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. There are no shares of common stock subject to options or other rights outstanding as of the date of this proxy statement. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that persons and entities named in the table below have sole voting and investment power with respect to all the capital stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 3,364,200 shares of Class A common stock outstanding and 29,447,466 shares of Class B common stock outstanding as of the record date. Unless otherwise indicated, the address of each beneficial owner in the table is: Duluth Holdings Inc., 201 East Front Street, Mount Horeb, Wisconsin 53572.

	Beneficial Ownership of Common Stock
	Class A		Class B		% of Total Voting Power
	Shares	%	Shares	%
5% Shareholders:
Stephen L. Schlecht and Marianne M. Schlecht Descendants Trust(1)	—	—	8,694,295	29.5%	13.8%

Named Executive Officers and Directors:
Stephen L. Schlecht	3,364,200	100.0%	8,156,445	27.7%	66.3%
David Loretta	—	—	64,586	*	*
Allen L. Dittrich	—	—	190,414	*	*
E. David Coolidge III(2)	—	—	137,348	*	*
Francesca M. Edwardson(3)	—	—	42,107	*	*
Thomas G. Folliard	—	—	55,998	*	*
David Finch	—	—	102,899	*	*
Brenda I. Morris	—	—	12,307	*	*
Scott K. Williams	—	—	5,814	*	*
Stephanie L. Pugliese(4)	—	—	601,103	2.0	1.0
All Executive Officers and Directors as a Group (13)	3,364,200	100.0%	9,757,548	29.8%	67.2%

*	Represents beneficial ownership of less than 1.0% of the outstanding shares of common stock.
(1)

John A. Dickens and Thomas W. Wenstrand are co-trustees of the Stephen L. Schlecht and Marianne M. Schlecht Descendants Trust established July 31, 2000 and as such have shared voting and dispositive power over these shares of Class B common stock. The address of the trust is c/o Godfrey & Kahn, S.C., 833 E. Michigan Street, Suite 1800, Milwaukee, WI 53202.

(2)	Includes: 15,000 shares of Class B common stock are held in Mr. Coolidge’s IRA account.
(3)	Includes: 17,300 shares of Class B common stock owned by Ms. Edwardson’s husband as to which she disclaims beneficial ownership.
(4)

Information is derived from Ms. Pugliese’s last Form 4 filed with the SEC on April 10, 2019. Includes: 2,820 shares of Class B common stock held as custodian under UTMA accounts for the benefit of certain of Ms. Pugliese’s children. The information also reflects the forfeiture of 221,313 Class B shares of unvested restricted stock upon her resignation effective August 29, 2019.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has appointed Grant Thornton LLP (“Grant Thornton”), independent registered public accountants, to audit our consolidated financial statements for the fiscal year ending January 31, 2021 and has recommended to the Board of Directors that such appointment be submitted to the shareholders for ratification. Grant Thornton has also audited our financial statements for the fiscal year ended February 2, 2020, and has audited our financial statements since our IPO. Representatives of Grant Thornton will be present at the annual meeting, will have an opportunity to make a statement if they so desire, and also will be available to respond to appropriate questions from shareholders.

If shareholders do not ratify the appointment of Grant Thornton, the Audit Committee will take such action into account in reconsidering the appointment of our independent auditors for the fiscal year ending January 31, 2021.

The affirmative vote of a majority of the votes cast on this proposal shall constitute ratification of Grant Thornton as our independent auditors for the fiscal year ending January 31, 2021. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will have no impact on the approval of the proposal.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accountants for the fiscal year ending January 31, 2021, and your proxy will be so voted unless you specify otherwise.

AUDIT COMMITTEE REPORT

In accordance with its written charter, the Audit Committee oversees all accounting and financial reporting processes and the audit of our financial statements. The Audit Committee assists the Board of Directors in fulfilling its responsibility to our shareholders, the investment community and governmental agencies relating to the quality and integrity of our financial statements and the qualifications, independence and performance of our independent registered public accountants. During fiscal 2019, the Audit Committee held nine meetings and discussed the interim financial information contained in each of our quarterly reports on Form 10-Q with the chief financial officer, controller, director of financial reporting, director of internal audit and independent registered public accountants prior to their filing with the SEC. The Audit Committee has appointed Grant Thornton to serve as our independent registered public accountants for fiscal 2020.

Independent Registered Public Accountants Independence and Fiscal 2019 Audit. In discharging its duties, the Audit Committee obtained from Grant Thornton, our independent registered public accountants for the fiscal 2019 audit, a formal written statement describing all relationships between Grant Thornton and us that might bear on Grant Thornton’s independence in accordance with the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee discussed with Grant Thornton any relationships that may impact Grant Thornton’s objectivity and independence and satisfied itself as to Grant Thornton’s independence. The Audit Committee also independently discussed with management and Grant Thornton the quality and adequacy of our internal controls, and reviewed with Grant Thornton its audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with Grant Thornton the matters required to be discussed by the applicable requirements of PCAOB and the Securities and Exchange Commission and, with and without management present, discussed and reviewed the results of Grant Thornton’s fiscal 2019 audit of the financial statements.

Fiscal 2019 Financial Statements and Recommendations of the Committee. The Audit Committee separately reviewed and discussed our audited financial statements and management’s discussion and analysis of financial condition and results operations (“MD&A”) as of and for the fiscal year ended February 2, 2020 with management and Grant Thornton. Management has the responsibility for the preparation of our financial statements and the independent registered public accountants have the responsibility for the examination of those statements.

Based on the above-mentioned review, and discussions with management and Grant Thornton, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our annual report on Form 10-K for the fiscal year ended February 2, 2020 for filing with the SEC.

Fees Paid to Grant Thornton. The aggregate fees billed for professional services by Grant Thornton during fiscal 2019 and fiscal 2018 were approximately as follows:

Type of Fees	Fiscal 2019	Fiscal 2018
Audit Fees(1)	$769,779	$718,273
Audit-Related Fees(2)	18,170	20,475
Tax Fees	—	—
All Other Fees	—	—

Total	$787,946	$738,748

(1)

Audit fees consist of fees billed related to the audit of our annual consolidated financial statements included in our annual report on Form 10-K, as well as the review of our quarterly consolidated financial statements included in our quarterly reports on Form 10-Q.

(2)	Audit-related fees consist of fees related to the audit of our employee benefit plan.

All audit and non-audit services provided by Grant Thornton were pre-approved by the Audit Committee.

In performing all of the functions described above, the Audit Committee acts only in an oversight capacity. The Audit Committee may not complete its reviews of the matters described above prior to our public announcement of financial results and, necessarily, in its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for the Company’s financial statements and reports and internal control over financial reporting, and of the independent auditors, who, in their report, express an opinion on the conformity of the Company’s annual financial statements to accounting principles generally accepted in the United States.

The Audit Committee:

Thomas G. Folliard (Chairman)

E. David Coolidge III

Brenda I. Morris

SUBMISSION OF SHAREHOLDER PROPOSALS

Proposals of a shareholder submitted pursuant to Rule 14a-8 of the SEC (“Rule 14a-8”) for inclusion in the proxy statement for the 2021 annual meeting of shareholders must be received by Duluth Trading at its executive offices no later than December 9, 2020. A shareholder who intends to present business other than pursuant to Rule 14a-8 at the 2021 annual meeting must comply with the requirements set forth in our amended and restated bylaws. To bring shareholder proposed nominations or other business before an annual meeting, our amended and restated bylaws require, among other things, that the shareholder submit written notice thereof to Duluth Trading’s executive offices not less than 90 days nor more than 120 days prior to the anniversary of the annual meeting of shareholders held the prior year. Therefore, we must receive notice of a shareholder proposal submitted other than pursuant to Rule 14a-8 no earlier than January 21, 2021 and no later than February 20, 2021. If notice is received before January 21, 2021, or after February 20, 2021, it will be considered untimely, and Duluth Trading will not be required to allow the proposal to be presented at the 2021 annual meeting of shareholders. Such nominations or proposals must be submitted to Mr. David Loretta, Secretary, Duluth Holdings Inc., 201 East Front Street, Mount Horeb, Wisconsin 53572. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires the Company’s directors and officers, among others, to file reports with the SEC disclosing their ownership, and changes in their ownership, of stock in the Company. Copies of these reports must also be furnished to the Company. Based solely on a review of these copies, the Company believes that all filing requirements were complied with on a timely basis during fiscal 2019, with the exception of one Form 4 relating to the vesting of restricted stock that was filed late for Mr. Dittrich due to administrative delay.

OTHER MATTERS

Although management is not aware of any other matters that may come before the annual meeting, if any such matters should be presented, the persons named in the enclosed proxy card intend to vote as recommended by the Board of Directors or, if no such recommendation is given, in accordance with their best judgment.

Shareholders may obtain a free copy of our annual report on Form 10-K for fiscal 2019 at no cost by writing to David Loretta, Secretary, Duluth Holdings Inc., 201 East Front Street, Mount Horeb, Wisconsin 53572.

By Order of the Board of Directors,

David Loretta, Secretary

000004 ENDORSEMENT_LINE SACK P ACK 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 1:00 a.m., Central Time, on May 21, 2020. Online Go to www.envisionreports.com/DLTH or scan the QR code — login details are located in the shaded bar below. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/DLTH 2020 Annual Meeting Proxy Card 1234 5678 9012 345 q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposal 2. For Against Abstain For Against Abstain For Against Abstain + 1. Election of Directors: 01 - Stephen L. Schlecht 04 - David C. Finch 07 - Scott K. Williams 02 - E. David Coolidge III 05 - Thomas G. Folliard 03 - Francesca M. Edwardson 06 - Brenda I. Morris 2. The ratification of the selection of Grant Thornton LLP as the independent registered public accountants for Duluth Holdings Inc. for the year ending January 31, 2021. For Against Abstain NOTE: In their discretion, the proxies are authorized to consider and vote upon any other matters which may properly come before the meeting or any adjournment thereof. Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below.Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND 7 1 B M 4 5 7 0 8 2 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

2020 Annual Meeting Admission Ticket
2020 Annual Meeting of Duluth Holdings Inc. Shareholders
May 21, 2020, 8:30 a.m., Central Time
Duluth Holdings Inc. Headquarters
201 East Front Street, Mount Horeb, WI 53572
Upon arrival, please present this admission ticket and photo identification at the registration desk.
The 2020 Annual Meeting of Shareholders of Duluth Holdings Inc. will be held on
Thursday May 21, 2020 at 8:30 a.m. Central Time
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.
The material is available at: www.envisionreports.com/DLTH
Small steps make an impact.
Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/DLTH
IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Duluth Holdings Inc.
+ Notice of 2020 Annual Meeting of Shareholders
Proxy Solicited by Board of Directors for Annual Meeting — May 21, 2020
The undersigned hereby appoints Stephen Schlecht and David Loretta, and each or either of them, as true and lawful attorneys of the undersigned with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Duluth Holdings Inc., which the undersigned is entitled to vote at said meeting or any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such matters as may properly come before the meeting and revoking any proxy heretofore given.
Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR item 2.
(Items to be voted appear on reverse side)
C Non-Voting Items
Change of Address — Please print new address below. Comments — Please print your comments below. +

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. MMMMMMMMMMMM 2020 Annual Meeting Proxy Card q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposal 2. For Against Abstain For Against Abstain For Against Abstain + 1. Election of Directors: 01 - Stephen L. Schlecht 04 - David C. Finch 07 - Scott K. Williams 02 - E. David Coolidge III 05 - Thomas G. Folliard 03 - Francesca M. Edwardson 06 - Brenda I. Morris 2. The ratification of the selection of Grant Thornton LLP as the independent registered public accountants for Duluth Holdings Inc. for the year ending January 31, 2021. For Against Abstain NOTE: In their discretion, the proxies are authorized to consider and vote upon any other matters which may properly come before the meeting or any adjournment thereof. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 037Z8B 1 U P X 4 5 7 0 8 2 +

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.edocumentview.com/DLTH q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Duluth Holdings Inc. Notice of 2020 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — May 21, 2020 The undersigned hereby appoints Stephen Schlecht and David Loretta, and each or either of them, as true and lawful attorneys of the undersigned with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Duluth Holdings Inc., which the undersigned is entitled to vote at said meeting or any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such matters as may properly come before the meeting and revoking any proxy heretofore given. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR item 2. (Items to be voted appear on reverse side)